Exhibit 4.2

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

SUPER LEAGUE ENTERPRISE, INC.

AMENDED & RESTATED UNSECURED PROMISSORY NOTE

$1,250,000	Original Issuance Date: March 28, 2025 Amended Issuance Date: August 11, 2025

This Amended & Restated Unsecured Promissory Note (the "Amended Note") is issued by SUPER LEAGUE ENTERPRISE, INC., a Delaware corporation (the "Company"), in favor of BELLEAU WOOD CAPITAL, LP, a Delaware limited partnership, or its assigns (the "Holder"), pursuant to the terms set forth herein and in the Note Purchase Agreement attached herewith by and between the Company and the Holder (the “Note Purchase Agreement”). This Amended Note supersedes and replaces in its entirety the original note issued by the Company in favor of the Holder on March 28, 2025.

FOR VALUE RECEIVED, the Company hereby promises to pay to the Holder the principal amount set forth hereinabove (the “Loan”), together with the interest defined below, on the Maturity Date in accordance with the provisions hereof.

1.	Definitions.

In addition to the terms defined elsewhere in this Note, the following terms shall have the meanings ascribed below:

(a)

"Bankruptcy Event" means any of the following events: (i) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company; (ii) there is commenced against the Company any such case or proceeding that is not dismissed within 60 calendar days after commencement; (iii) the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (iv) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days; and (v) the Company makes a general assignment for the benefit of creditors.

(b)

"Business Day" means any day except Saturday, Sunday, and any day which shall be a federal legal holiday or a day on which banking institutions in the State of Delaware are authorized or required by law or other governmental action to close.

(c)	"Event of Default" has the meaning ascribed thereto in Section 4(a).

(d)	"Maturity Date" means the one (1) year anniversary of issuance of the Note.

(e)

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

2.	Principal and Interest.

(a)	Principal. All outstanding principal shall be due and payable on the Maturity Date in United States Dollars.

(b)

Interest. Interest shall be in the form of restricted shares of common stock (“Shares”) in the amount of Twenty-One Thousand Four Hundred Twenty-Nine (21,429) Shares (which amount reflects the 1-for-40 reverse split effectuated by the Company on June 23, 2025) to be issued to the Holder (the “Interest”). The default interest rate on the Notes shall be twenty percent (20.0%) per annum, payable in cash, in the event the Notes remain unpaid on the Maturity Date (the “Default Interest Rate”).

(c)

Application of Payments. Except as otherwise expressly provided herein, each payment under this Note shall be applied (i) first to the repayment of any reasonable sums incurred by the Holder for the payment of any expenses incurred in enforcing the terms of this Note, (ii) then to the payment of any default interest as applicable, and (iii) then to the reduction of the principal amount.

3.	Event of Default.

(a)	An "Event of Default" shall mean any one of the following events:

(i)

any default in the payment of the principal of, Interest on or other charges in respect of this Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise);

(ii)	the occurrence of a Bankruptcy Event; or

(iii)

the Company shall commit any material breach or default of any material provision of this Note, which is not cured within twenty (20) Business Days following written notice to the Company from the Holder specifying in reasonable detail such breach or default.

(b)	Upon and during the continuance of an Event of Default, the Default Interest Rate shall apply.

4.	Acceleration Upon Event of Default.

(a)

Upon the occurrence of (i) an Event of Default as specified in Section 3 above, all outstanding principal and interest (as applicable) on the Note shall, at the option of Holder evidenced by a written notice to Company, become immediately due and payable, without further presentment, notice or demand for payment.

5.	Covenants.

(a)	Distributions. The Company shall not, without the prior written consent of the Holder, make any distributions to its stockholders while amounts remain payable to Holder pursuant to this Note.

6.	Notices

Any notice, demand or request which may be permitted, required, or desired to be given in connection with herewith shall be given in writing and directed to the parties hereto as follows:

If to the Company:	Super League Enterprise, Inc.
2450 Colorado Ave., Suite 100E
Santa Monica, CA 90404
Attention: Clayton Haynes, CFO

If to the Holder:	To Holder’s address listed in Exhibit A
to the Note Purchase Agreement

Notices shall be deemed properly delivered and received when delivered to the primary notice party (without regard to the copied parties) (i) if personally delivered, upon receipt or refusal to accept delivery, (ii) if sent via facsimile, upon mechanical confirmation of successful transmission thereof generated by the sending telecopy machine, (iii) if sent by a commercial overnight courier for delivery on the next business day, on the first business day after deposit with such courier service (or the third business day if sent to an address not in the United States), or (iv) if sent by registered or certified mail, five (5) Business Days after deposit thereof in the U.S. mail. Any party may change its address for delivery of notices by properly notifying the others pursuant to this Section 6.

7.	General

(a)

Amendments; Waivers. No provision of this Note may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Holder or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(b)

Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction shall be applied against any party.

(c)

Successors and Assigns. This Note shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor the Holder may assign this Note or any rights or obligations hereunder without the prior written consent of the other party; provided, that notwithstanding the foregoing, the Holder may assign this Note, and the related securities, to the following permitted transferees: if Holder is a partnership, limited liability company, corporation or other entity to (i) a partner or former partner of such partnership, a member or former member of such limited liability company or a shareholder of such corporation, (ii) the estate of any such partner, member or shareholder, or (iii) any other Affiliate (as defined below) of such Holder. As used herein, “Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person as such terms are used in and construed under Rule 144 under the Securities Act; and with respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder shall be deemed to be an Affiliate of such Holder. Any instrument purporting to make an assignment in violation of this Section 7(c) shall be void.

(d)

Severability. If any provision of this Note is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties shall attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(e)

Replacement of the Note. If any certificate or instrument evidencing this Note is mutilated, lost, stolen, or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Note.

(f)

Governing Law. All questions concerning the construction, validity, enforcement, and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

IN WITNESS WHEREOF, the Company has caused this Note to be executed by a duly authorized officer as of the date set forth above.

SUPER LEAGUE ENTERPRISE, INC.

By:	/s/ Matt Edelman
Matt Edelman
President & CEO

ACKNOWLEDGED AND AGREED

Belleau Wood Capital L.P.

By:	/s/ Michael Layman
Michael Layman
CEO